Exhibit 99.2

Intercept Reports Additional Details About FLINT Trial Provided by NIDDK

NEW YORK, January 12, 2014 (GlobeNewswire) — Intercept Pharmaceuticals, Inc.  (NASDAQ: ICPT) (Intercept) today provided additional information regarding the FLINT clinical trial of obeticholic acid (OCA) in nonalcoholic steatohepatitis (NASH), based on a written statement distributed after market close on January 10, 2014 by the National Institute of Diabetes & Digestive & Kidney Diseases (NIDDK), a part of the National Institutes of Health.

The NIDDK confirmed in its statement that:

•	Its decision to halt the 72-week therapeutic phase of FLINT was based on interim efficacy results showing that “OCA has a significant beneficial effect on liver damage due to NASH.”

•	As specified in the protocol, a 24-week follow up period is now commencing and all FLINT patients will stop taking OCA or placebo no later than January 20, 2014.

•	Both the FLINT investigators and patients enrolled in the trial will remain blinded until completion of the follow up phase. All the trial data will then be thoroughly analyzed and the NIDDK anticipates presenting the results in 4Q 2014.

•	Lipid abnormalities involving increased total cholesterol and LDL and decreased HDL were seen in OCA-treated patients compared to placebo.

•	Since lipid abnormalities are common in NASH, all of the patients will be followed for the 24-week period to help determine whether lipids return to pre-treatment levels.

While the NIDDK did not provide any information concerning the magnitude of lipid effects, Intercept believes that the reported lipid changes in FLINT patients on OCA will likely be similar to the results previously reported in a clinical trial of OCA in diabetic patients with nonalcoholic fatty liver disease (NAFLD) that were presented at the 2009 meeting of the American Association for the Study of Liver Disease (AASLD) by Dr. Arun Sanyal and subsequently described in a paper published in the journal Gastroenterology in 2013 (Mudaliar et al.). The efficacy results from this earlier trial (insulin sensitization, weight loss and liver enzyme improvements), together with the safety and tolerability profile of OCA, established the basis for its selection as the therapeutic candidate in FLINT in 2010.

“OCA is an FXR agonist and we have known for a long time that it is involved in many aspects of lipid metabolism,” said Mark Pruzanski, M.D., Intercept’s Chief Executive Officer. “An important part of the rationale for advancing our drug in NASH is that by activating FXR in the liver, we believe that it reduces the excess lipid load which is a causal factor in the disease. In addition, there is preclinical evidence that by activating FXR systemically, OCA is able to shunt excess lipids away from collecting in arteries and other organs which could also be beneficial. It is in any case clear that the lipid changes seen in OCA-treated patients are part of a complex set of mechanisms and we are already conducting further studies to gain a more complete understanding of the clinical implications.”

About Obeticholic Acid (OCA)

OCA is a first-in-class farnesoid X receptor (FXR) agonist being developed for a variety of chronic liver and intestinal diseases including NASH, primary biliary cirrhosis, primary sclerosing cholangitis, portal hypertension and bile acid diarrhea. Intercept has obtained positive clinical data in all six Phase 2 clinical trials completed to date in five different indications. OCA has received orphan drug designation in both the United States and Europe for the treatment of PBC. Intercept owns worldwide rights to OCA outside of Japan and China, where it has out-licensed the product candidate to Dainippon Sumitomo Pharma.

About Intercept

Intercept is a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat orphan and more prevalent liver and intestinal diseases utilizing its expertise in bile acid chemistry. The company's lead product candidate, obeticholic acid (OCA), is a bile acid analog and first-in-class agonist of the farnesoid X receptor (FXR). Intercept’s other product candidates include INT-767, an orally-administered dual FXR/TGR5 agonist, and INT-777, an orally-administered TGR5 agonist. For more information about Intercept, please visit the Company's website at: www.interceptpharma.com.

Safe Harbor Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the anticipated initiation of the 24-week follow-up stage by the NIDDK; the anticipated timeframe for the receipt of additional results from the FLINT trial; clinical, preclinical and regulatory developments for OCA; the mechanisms of action of OCA, including its impact on lipid metabolism, in patients with NASH and other indications; the anticipated timeframe for the commencement, completion and receipt of results from the clinical trials in OCA and for the making of regulatory submissions; the anticipated results of our clinical and preclinical trials and other development activities; and our strategic directives under the caption "About Intercept." These "forward-looking statements" are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the initiation, cost, timing, progress and results of Intercept’s development activities, preclinical studies and clinical trials; the timing of and Intercept’s ability to obtain and maintain regulatory approval of OCA, INT-767 and any other product candidates it may develop, and any related restrictions, limitations, and/or warnings in the label of any approved product candidates; Intercept’s plans to research, develop and commercialize future product candidates; the election by Intercept’s collaborators to pursue research, development and commercialization activities; Intercept’s ability to attract collaborators with development, regulatory and commercialization expertise; Intercept’s ability to obtain and maintain intellectual property protection for its product candidates; Intercept’s ability to successfully commercialize its product candidates; the size and growth of the markets for Intercept’s product candidates and its ability to serve those markets; the rate and degree of market acceptance of any future products; the success of competing drugs that are or become available; regulatory developments in the United States and other countries; the performance of third-party suppliers and manufacturers; Intercept’s ability to obtain additional financing; Intercept’s use of the proceeds from its initial public offering in October 2012 and follow-on offering in June 2013; the accuracy of Intercept’s estimates regarding expenses, future revenues, capital requirements and the need for additional financing; the loss of key scientific or management personnel; and other factors discussed under the heading "Risk Factors" contained in Intercept's annual report on Form 10-K for the year ended December 31, 2012 filed on April 1, 2013 as well as any updates to these risk factors filed from time to time in Intercept's other filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Intercept undertakes no duty to update this information unless required by law.

CONTACT: For more information about Intercept, please contact Barbara Duncan or Senthil Sundaram, both of Intercept Pharmaceuticals at 1-646-747-1000.

SOURCE: Intercept Pharmaceuticals